Exhibit (d)(2)

American Century Investment Trust

AMENDMENT NO. 1 TO MANAGEMENT AGREEMENT

THIS AMENDMENT NO. 1 TO MANAGEMENT AGREEMENT (“Amendment”) is effective as of the 26th day of July, 2013, by and between AMERICAN CENTURY INVESTMENT TRUST, a Massachusetts business trust and registered investment company (the “Company”), and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC., a Delaware corporation (hereinafter called the “Investment Manager”).

WHEREAS, the Company and the Investment Manager are parties to a certain Management Agreement effective as of July 16, 2010 (“Agreement”); and

WHEREAS, the parties hereto desire to enter into this Amendment to reflect the addition of a duly established new R6 class of shares for four series, the elimination of B class of shares for three series and to reflect the name change of the Inflation Protection Bond Fund to Short Duration Inflation Protection Bond Fund.

NOW, THEREFORE, IN CONSIDERATION of the mutual promises and agreements herein contained, the parties agree as follows:

1.     Amendment of Schedules B and C. Schedules B and C to the Agreement are hereby amended by deleting them in their entirety and inserting in lieu therefor the Schedules B and C attached hereto.

2.     Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

3.     Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective duly authorized officers to be effective as of the day and year first above written.

American Century Investment Management, Inc.	American Century Investment Trust

/s/ Otis H. Cowan	/s/ Charles A. Etherington
Otis H. Cowan Vice President	Charles A. Etherington Senior Vice President

American Century Investment Trust	Schedule B: Investment Category Assignments

Schedule B

Investment Category Assignments

American Century Investment Trust

Series	Category	Applicable Fee Schedule Number
Prime Money Market Fund	Money Market Funds	3
Premium Money Market Fund	Money Market Funds	4
Diversified Bond Fund	Bond Funds	5
High-Yield Fund	Bond Funds	6
Short Duration Inflation Protection Bond Fund	Bond Funds	7
NT Diversified Bond Fund	Bond Funds	5
Core Plus Fund	Bond Funds	8
Short Duration Fund	Bond Funds	5

American Century Investment Trust	Schedule C: Complex Fee Schedules

Schedule C

Complex Fee Schedules

	Rate Schedules
Complex Assets	Institutional Class	R6 Class	All Other Classes
First $2.5 billion	0.1100%	0.0600%	0.3100%
Next $7.5 billion	0.1000%	0.0500%	0.3000%
Next $15.0 billion	0.0985%	0.0485%	0.2985%
Next $25.0 billion	0.0970%	0.0470%	0.2970%
Next $25.0 billion	0.0870%	0.0370%	0.2870%
Next $25.0 billion	0.0800%	0.0300%	0.2800%
Next $25.0 billion	0.0700%	0.0200%	0.2700%
Next $25.0 billion	0.0650%	0.0150%	0.2650%
Next $25.0 billion	0.0600%	0.0100%	0.2600%
Next $25.0 billion	0.0550%	0.0050%	0.2550%
Thereafter	0.0500%	0.0000%	0.2500%

Series	Investor Class	Institu- tional Class	A Class	B Class	C Class	R Class	R6 Class
► Diversified Bond Fund	Yes	Yes	Yes	Yes	Yes	Yes	Yes
► Premium Money Market Fund	Yes	No	No	No	No	No	No
► Prime Money Market Fund	Yes	No	Yes	Yes	Yes	No	No
► High-Yield Fund	Yes	Yes	Yes	No	Yes	Yes	Yes
► Short Duration Inflation Protection Bond Fund	Yes	Yes	Yes	Yes	Yes	Yes	Yes
► NT Diversified Bond Fund	No	Yes	No	No	No	No	Yes
► Core Plus Fund	Yes	Yes	Yes	No	Yes	Yes	No
► Short Duration Fund	Yes	Yes	Yes	No	Yes	Yes	No